ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of January 17, 2013 (the "Agreement"), by and between BUSINESS TELECOMMUNICATIONS SERVICES, INC., a Florida corporation, or its assignee (the "Purchaser"), DATAJACK, INC., a Nevada corporation (the "Seller"). Seller's wholly owned subsidiary, WQN, Inc. ("WQN") joins in this Agreement for the purpose of and to the extent that WQN owns and/or holds legal title to any of the Assets and/or Purchased Assets to be transferred pursuant to the terms of this Agreement. Accordingly, WQN shall be included in the definition of and all references to "Seller" in this Agreement as applicable, including but not limited to the making of all representations, warranties and covenants of Seller set forth herein.

WHEREAS, the Seller owns the My WQN, Easy Talk, Premium, Value, EasyTalk Mexico, EasyTalk Cuba, ValuTalk and IndiaTalk telecommunications services, prepaid products, related technology and other assets (as more specifically described in this Agreement and on Schedule 1.1(a), collectively referred to as the "Assets"); and

WHEREAS, the Seller utilizes the Assets outlined herein in connection with various prepaid telecommunications services with a current customer base estimated at 9,266 users who have made a purchase or call since October 1, 2012 (the "Business"); and

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, substantially all of the assets used in, and/or are related to the Business, including, but not limited to intellectual property assets, related property and all rights of the Seller that are used with the Assets, all upon the terms and provisions, and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal adequacy of which is acknowledged, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

The terms defined in Appendix I attached hereto, whenever used in this Agreement (including, without limitation, in the exhibits and schedules attached hereto), shall have the meanings given to them in Appendix I. All limitations and conditions contained in any definition of a defined term in Appendix I shall be interpreted and construed as being part of this Agreement.

ARTICLE 2

SALE AND PURCHASE OF THE PURCHASED ASSETS

2.1 Purchase of the Purchased Assets. At the Closing, upon the terms and subject to the conditions hereof, and based upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement, the Seller Documents and the exhibits and

schedules attached hereto and thereto, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, free and clear of all Liens, all of the right, title and interest of the Seller in and to the Assets, intellectual property assets and related assets of the Seller used in, or necessary to conduct, the Business, wherever located and however situated (collectively, the "Purchased Assets"). Without limiting the foregoing, the Purchased Assets shall include:

(a) all of the Intellectual Property Rights (and all goodwill associated therewith, if any) related to or used with the Assets in the Business including, without limitation, the trademark(s) "WQN", trade names, and any and all trademarks and trademark applications of the Seller including but not limited to those Assets listed on Schedule 1.1(a) attached hereto;

(b) all rights and interests to and in the all customers of the International Long Distance division of DataJack, Inc., including but without limitation all the customers and/or subscribers of the following products: My WQN, Easy Talk, Premium, Value, EasyTalk Mexico, EasyTalk Cuba, ValuTalk and IndiaTalk (hereinafter, collectively referred to as the "Prepaid Services" and together with the other Assets set forth herein, collectively referred to as the "Purchased Assets"), and also including all current and previously registered Customers as well as all databases;

(c) all the domain names, websites and their source code, marketing plans and/or strategies, the interactive voice recognition system and all interactive voice response prompts used for or with the Prepaid Services and all other technology, software and related assets required to operate the business segments and divisions set forth in subsection (b) above that are used by Seller including but not limited to www.wqn.com, www.mywqn.com, www.valuecomonline.com, www.valucomonline.com, www.easytalkmexico.com, www.easytalkcuba.com and those listed on Schedule 1.1(a), with the exception of the DataJack owned and operated telecommunications platform that also supports other DataJack business segments and other hardware that is not required or essential to ensure an efficient and smooth migration of all the Customers and Customer data related to the Purchased Assets from the current Seller equipment to the Purchaser equipment;

(d) all right, title and interest of the Seller in and to the Intangibles;

(e) all of the Seller's books and records relating to the Purchased Assets including, without limitation: FCC filings and supporting documentation, Universal Service Fund records, records relating to the use of any of the Intellectual Property Rights, technology specifications, Customers and Customer account information, Customer complaints, sales history, suppliers, product registrations, promotional and marketing materials (digital and print); designs, artwork, photography, graphic material, and all files and correspondence related to any of the foregoing, if any;

(f) the Material Agreements;

(g) all work in process (including work of employees, contractors and/or consultants), supplies, software and marketing materials;

(h) the exclusive right of the Purchaser to represent itself as the owner of the Assets and the Business;

(i) all goodwill and all other rights, properties, and assets of any kind or character whatsoever directly or indirectly relating to the conduct of the Business and the Assets, whether tangible or intangible, owned, licensed, or held by the Seller, including, without limitation, the full benefit of all third party representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and any similar or related documents (to the extent assignable by their terms) except to the extent such rights, properties, or assets are expressly excluded by the terms of this Agreement;

(j) All the access numbers and 800 numbers that currently are being used to grant the access of the Customers indicated in 2.1(b) at the prepaid platform to make calls, through the various Prepaid Services;

Any assets used by Seller in connection with the Business which are not owned by Seller shall be listed on Schedule 2.1 and clearly marked as "not owned". Seller's disclosure of any such assets used in connection with the Business that are not owned and/or cannot be transferred by this Agreement is an essential and material term of this Agreement to be relied upon by Purchaser in determining the Purchase Price.

2.2 No Assumption of Liabilities. The Purchaser shall not be deemed to have directly or indirectly assumed any liability, responsibility or obligation of the Seller, except for liabilities of the Seller under Material Agreements that are specifically assumed by the Purchaser. All liabilities under any such Material Agreements must be disclosed to Purchaser as of the date that Seller executes this Agreement.

2.3 Commercial Conditions to Purchase Price. In addition to any other terms and conditions set forth herein, the following conditions precedent must be fulfilled in order for the Purchaser to be required to pay any applicable portion of the Purchase Price or undertake any obligations to purchase the Assets:

(a) The usage, recharge, bonus, taxes and usage cost figures specified in the chart below ("Commercial Performance Indicators") must continue in the same commercial performance pattern (or better) as hereby disclosed by Seller to Purchaser for most recent the six (6) month period preceding the Closing.

Months	Usage	Recharges	Bonus	Rech + Bonus	Taxes	Usage Cost
May 2012	$142,566	$87,832	$39,630	$127,462	$562	$61,743
June 2012	$137,256	$87,362	$35,383	$122,745	$607	$59,675
July 2012	$134,560	$88,449	$27,467	$115,916	$597	$59,730
Aug 2012	$126,940	$81,554	$19,733	$101,286	$470	$60,548
Sep 2012	$120,238	$82,256	$25,820	$108,076	$412	$55,571
Oct 2012	$122,046	$85,666	$22,708	$108,374	$492	$60,013

(b) The total Deferred Revenue for the Prepaid Services is not higher than Five Hundred Sixty Thousand United States Dollars (US$ 560,000.00);

(c) In the event that any of the Commercial Performance Indicators and/or the Deferred Revenue cap outlined in subsections (a) and (b) above deviate from the required pattern or figures in any amount or degree greater than fifteen percent (15%) as compared to the averages of the Commercial Performance Indicators and/or the Deferred Revenue figures from the previous month then the parties agree to modify the Purchase Price and the related terms of the offer set forth herein and in Section 10 to make adjustments to account for any such decrease in the value of the Purchased Assets. If an agreement concerning the modification of the Purchase Price and other terms of this Agreement cannot be reached within fifteen (15) days from the disclosure of Commercial Performance Indicators and/or Deferred Revenue figures by Seller to Purchaser, then Purchaser shall have the option to terminate this Agreement without any obligation to Seller and shall be entitled to receive a refund of any installment portions of the Purchase Price paid by Purchaser to Seller within seven (7) days from the date of termination. The Purchaser's option to terminate this Agreement based on the variation in Commercial Performance Indicators and/or Deferred Revenue figures shall be open to Purchaser from the date of the execution of this agreement through and until the date the FCC approval of all transactions set forth in this Agreement is received by the parties. Seller shall make timely periodic disclosures to Purchaser concerning both the Commercial Performance Indicators and/or Deferred Revenue figures and Purchaser shall be entitled to request and receive same at reasonable intervals.

(d) Other Contingencies. All other liabilities and contingencies such as sales tax, FCC charges, Universal Service Fund amounts owed by Seller (including all amounts that may have accrued but are not yet due and owing) or any other tax, fee or charge shall be deducted from the Purchase Price. Seller covenants that it will continue to operate as a telecommunications carrier and will continue to comply with its duties as a common carrier, including the filing of FCC forms 499. Seller expressly commits to filing an FCC Form 499-A when due for WQN, Inc. (USF filer ID 826768) (i) for 2012 revenues (due April 1, 2013) and (ii) for the period from January 1, 2013 to the date of Closing (due April 1, 2014). If Seller will not remain in business during the stated time period, for the avoidance of doubt, Seller expressly acknowledges that Purchaser may deduct from any amounts owed by Purchaser to Seller any Universal Service fund true-up contributions attributable to Seller's revenues (i) in 2012 or (ii) from the period between January 1, 2013 to the date of Closing.

All adjustments to the Purchase Price outlined in this Agreement shall be cumulative, and shall not be exclusive of any other adjustment set forth herein or otherwise as is customary in the telecommunications industry.

2.4 Final Calculated Purchase Price. In consideration for the sale, transfer, assignment, conveyance and delivery of clear, valid and marketable title to the Purchaser of the Purchased Assets and the representations and warranties, covenants and agreements of the Seller set forth herein and upon the terms and subject to the conditions contained herein, at Closing the Purchaser agrees to pay the Purchase Price to Seller calculated with an initial value of Two Hundred Fifty Thousand United States Dollars (US$250,000) and adjusted by: (i) the contingencies and/or liabilities, including, but not limited to those set forth in Section 2.3(d); (ii) reduced by the amounts agreed to be determined as set forth in Section 2.3(c).

2.5 Purchase Price Installments. The Purchase Price shall be paid in installments as follows:

(a) The first installment of Seventy Five Thousand United States Dollars (USD $75,000) shall be paid by Purchaser as of or within one (1) business day following the execution and delivery of this Agreement by both parties and/or the transfer by Seller to the Purchaser of the access numbers including, but not limited to the access numbers set forth on Exhibit 2.5 (a) and the 1-800 numbers set forth in Section 2.1(j), whichever is later. In order to clarify the obligations of the parties, the parties expressly agree that if the FCC does not approve the transactions contemplated by this Agreement, and/or all of the terms and conditions applicable to Seller are not satisfied, Purchaser shall be entitled to a full refund of any paid installments of the Purchase Price, without deduction or offset for any reason.

(b) The second installment of Fifty Thousand United States Dollars (USD $50,000) shall be paid by Purchaser within five (5) business days after the effective date of the FCC's formal approval for the transactions contemplated by this Agreement.

(c) The third installment of Seventy Five Thousand United States Dollars (USD $75,000) within five (5) business days after the termination traffic is moved from the Seller switches to the Purchaser switches;

(d) The fourth and final installment of Fifty Thousand United States Dollars (USD $50,000) within five (5) business days after the migration is complete and any and all pending obligations, requirements or conditions of Seller under this Agreement or as required by the FCC have been completed in their entirety.

Prior to the release to Seller of any of the installments representing any portion of the Purchase Price, the Purchaser shall have the right to notify the Seller of, and offset any amounts owed in relation to any of the Assets that accrued before or after the Closing Date which amounts shall be satisfied in full by the funds held by the Purchaser. The migration process shall be considered complete after all the Customers start completing transactions and placing calls using the Purchaser (or the Purchaser's designee's) equipment and platform and the website shall be working on the Purchaser's servers.

ARTICLE 3

TRANSFER OF THE PURCHASED ASSETS

3.1 Delivery and Assignment of Purchased Assets. The Purchased Assets are physically located at the locations set forth on Schedule 3.1 hereof. Data and information that can be transferred electronically shall be transferred at the Closing. At or immediately following the Closing, the Seller shall give irrevocable instructions and notice to any third parties in possession of any of the Purchased Assets, with copies to the Purchaser, that all right, title, and interest therein have been vested in the Purchaser and that the same are to be held and maintained pursuant to the Purchaser's instructions.

3.2 Consents to Transfer Purchased Assets. To the extent that the assignment

by the Seller to the Purchaser of any Material Agreement or other contract, agreement, license, understanding, or arrangement to be assigned to the Purchaser hereunder shall require the consent of a party other than the Seller, including those set forth on Schedule 5.5, which has not been obtained prior to the Closing, and if the Seller and the Purchaser nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such consent would constitute a breach thereof unless the Purchaser before, at, or after the Closing elects in a writing delivered to the Seller, specifically identifying such absent consent, to waive such consent.

3.3 Expenses to Transfer Purchased Assets. The legal fees associated with the application for approval by the FCC to transfer the Purchased Assets shall be shared equally by the parties. The parties have selected legal counsel for this application and agreed that the law firm of Kelley, Drye & Warren will prepare the filings to be submitted to the FCC. The parties agree to work in good faith and cooperate in the efficient preparation of the FCC applications. All other costs and expenses incurred in connection with the assignment and transfer of the Purchased Assets (including, without limitation, amounts required to be paid in order to obtain necessary consents for such assignments and transfers) shall be borne solely by the Seller.

3.4 Notification to Customers and Third Parties. In connection with the Customers of all Prepaid Services and with regard to all other Purchased Assets, including the Deferred Revenue, the Seller shall execute and deliver all appropriate notifications to all third parties affected by the transfer of the Purchased Assets specifically including all appropriate notices to third parties that all future payments by Customers are to be made to Purchaser (or Purchaser's designee).

3.5 Technical Assistance. The Seller will provide any and all technical assistance and support that is required by the Purchaser to allow for the prompt, efficient and seamless transfer of the provision of Prepaid Services from the Seller to the Purchaser (and/or its assignee/designee) as of the Effective Date. Prior to the Effective Date, the Seller will allow for and provide all the technical preparations and assistance required from the Seller to ensure that the successful migration of Prepaid Services and all relating Customers can be accomplished promptly after the Effective Date.

3.6 Full Access. The Purchaser and its authorized representatives shall have full access during normal business hours to the Purchased Assets and all books, records, contracts and documents of the Seller relating to the Purchased Assets, and the Seller shall furnish or cause to be furnished to the Purchaser and its authorized representatives all information with respect to the Business of the Seller and with respect to the Purchased Assets as the Purchaser may reasonably request.

ARTICLE 4

CLOSING

4.1 The Closing. The closing of the purchase and sale of the Purchased Assets hereunder and the other transactions contemplated hereby (the "Closing") shall take place within

five (5) days following the effective date of formal FCC approval of the transactions contemplated herein (the "Closing Date"). The Closing shall take place at the offices of Purchaser or its legal counsel, or by nationally recognized and properly insured overnight courier.

4.2 Deliveries of the Seller. At the Closing and subject to the terms, provisions and conditions contained herein, the Seller shall take all actions and do all things necessary to sell, transfer, assign, convey and deliver the Purchased Assets to the Purchaser, free and clear of any and all Liens, and to consummate the transactions contemplated hereby, including, without limitation, delivery or causing to be delivered to the Purchaser the following:

(a) Bill of Sale, Assignment and Assumption Agreement (the "Bill of Sale"), in the form of Exhibit A attached hereto, evidencing the transfer and assignment of all of the Seller's right, title and interest in and to the Purchased Assets, free and clear of any and all Liens;

(b) such instruments of sale, assignment, transfer and conveyance as the Purchaser may request in order to record the sale, assignment, transfer and conveyance of any of the Intellectual Property Rights with the United States Patent and Trademark Office, the United States Copyright Office and any other governmental entity, domestic or foreign;

(c) a certificate, dated as of the Closing Date, executed by the Secretary of the Seller certifying that attached thereto are (i) true, correct and complete copies of the Articles of Incorporation of the Seller; and (ii) true, correct and complete copy of the resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement, Seller Documents and the consummation of the transactions contemplated hereby and thereby;

(d) copies of all consents listed on Schedule 5.5 or as otherwise required by this Agreement attached hereto (if applicable);

(e) evidence reasonably satisfactory to the Purchaser of the payment by the Seller of all Taxes, if any, or an agreement to pay any such Taxes that may be owed based upon or relating to the sale, assignment, conveyance and transfer of the Purchased Assets to the Purchaser and the consummation of the transactions contemplated hereby;

(f) evidence of filing of such Uniform Commercial Code termination of financing statements and such other termination and release agreements as are required in order to sell, transfer, assign, convey and deliver to the Purchaser all rights, title and interest of the Seller in and to the Purchased Assets, free and clear of all Liens, including, without limitation, consents and releases of any Liens from each of the Secured Creditors (if applicable);

(g) all of the Seller's books, records and other data and materials contemplated by Section 2.1 of this Agreement; and

(h) such other certificates, documents, receipts and instruments as the Purchaser or its legal counsel may reasonably request.

4.3 Other Legal and Commercial Requirements for Closing. Seller and Purchaser agree and acknowledge that FCC approval is required to effectuate certain of the transactions contemplated by this Agreement. Seller and Purchaser agree that they shall cooperate and reasonably facilitate the request and approval by the FCC of the transactions contemplated by this Agreement. Seller and Purchaser further agree that they shall work in good faith to jointly and/or simultaneously submit the appropriate applications and notifications to the FCC (and/or any other governmental authorities) as necessary to obtain any and all regulatory approvals and satisfy all Legal Requirements of the FCC necessary to consummate the transfer of the Purchased Assets as contemplated by this Agreement (the "FCC Applications"). The parties have selected legal counsel for this application and agreed that the law firm of Kelley, Drye & Warren will prepare the filings to be submitted to the FCC. Each party shall have the right to review, revise and pre-approve any and all such FCC Applications before they are submitted. All other consents and approvals, except for the FCC Applications, shall be the sole responsibility of Seller unless the consent of Purchaser is required to submit or process any other such application.

The Seller and Purchaser further agree that each of the following conditions relating to the commercial operations of the Business and the Purchased Assets shall be undertaken and satisfied following the execution of this Agreement and through the Closing and through the completion of the migration, as applicable:

(a) The joint administration of the Purchased Assets and the Business by the Purchaser and the Seller during the period between the execution date of this Agreement and the Closing Date; provided, however, that the Seller shall make all final determinations and retain ultimate discretion on the operation of the Business prior to the effective date of any FCC approval of the asset transfer;

(b) All the relevant commercial terms and conditions of the Prepaid Services to the Customers, including, but not limited to, rates, rounding period, fees, charges and any commercial components that comprise the Prepaid Services (hereinafter, "Commercial Terms of Easy Talk Service") must remain substantially similar to the Commercial Terms of the Easy Talk Service for the six (6) month period immediately preceding the execution date.

4.4 Deliveries of Purchaser. At the Closing and subject to the terms, provisions and conditions contained herein, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

(a) the applicable installment of the Purchase Price then due:

(b) a certificate dated as of the Closing Date, executed by the Secretary of the Purchaser certifying that attached thereto is: (i) a true, correct and complete copy of the Articles of Incorporation of the Purchaser; (ii) a true, correct and complete copy of the resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby; and (iii) the incumbency of the officers of the Purchaser executing this Agreement and the Purchaser Documents; and

(c) such other certificates, documents and instruments as the Seller or its legal counsel may reasonably request.

4.5 Failure to Close Transactions. If after the expiration of six (6) months following the execution date of the last party to execute this Agreement it is not possible reach an agreement concerning the pending matters required to close the transactions contemplated by this Agreement, the Purchaser shall have the right to request the full refund of the first installment of the Purchase price, plus any other amounts paid by Purchaser to Seller and the Seller shall have the right to request the transfer back of the access numbers as set forth Section 2.5(a).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

5.1 Organization; Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. The Seller is qualified to do business as a foreign company in all jurisdictions where it is required to be qualified, except those jurisdictions whereby the failure to qualify would not have a Material Adverse Effect.

5.2 Authority; Enforceability. The Seller has the power and authority to execute, deliver and perform this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Seller in connection herewith (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Documents by the Seller has been duly authorized by all necessary company action on the part of the Seller. This Agreement and each of the Seller Documents have been duly executed and delivered by the Seller and this Agreement and each of the Seller Documents constitute (or, in the case of certain the Seller Documents, when executed and delivered will constitute) the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

5.3 No Conflict. Subject to the terms and conditions set forth in this Agreement concerning the application and required preapproval of the FCC, and except to the extent required under Schedule 5.5 , the execution, delivery and performance of this Agreement and the Seller Documents by the Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the Articles of Incorporation or bylaws of the Seller; (ii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any Material Agreement, instrument or other writing of any nature whatsoever to or by which the Seller is a party or is bound, or by which any of the Purchased Assets is subject; (iii) violate, conflict with or result in a breach of any Legal Requirement applicable to the Seller; (iv) result in the creation of any Lien on any of the Purchased Assets; or (v) render void or create a right of amendment, termination or rescission under any Material Agreement.

5.4 Litigation; Compliance with Law. (a) To the best knowledge of Seller, Schedule 5.4(a) attached hereto contains a true, complete and correct list of all action, suits, proceedings (including, without limitation, all arbitrations and alternative dispute resolution proceedings), or governmental investigations pending or, to the best knowledge of the Seller, threatened against the Seller or any of its properties or assets or any of the Seller's officers, directors or employees which in any way arises out of or relates to the Purchased Assets and/or the Business, in each case, at any time during the last five (5) years. Except as set forth in Schedule 5.4(a) attached hereto, there is no claim, action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation before any court, arbitrator or governmental entity pending or, to the best knowledge of the Seller, threatened against the Seller or which relates to any of the Purchased Assets, the Business or the transactions contemplated by this Agreement, nor does the Seller have knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation: (i) the result of which could have a Material Adverse Effect; (ii) questions the validity of this Agreement or the transactions contemplated hereby; (iii) could impair the ability of the Seller to consummate the transactions contemplated hereby or by the Seller Documents; (iv) could materially and adversely affect and impact the Purchaser's rights to, or enjoyment of, the Purchased Assets and/or the Business following the Closing; or (v) seeks to delay, prohibit, or restrict in any manner any action contemplated hereby; (b) Except as set forth on Schedule 5.4(b) attached hereto, none of the Purchased Assets or the Seller or any of the Seller's officers, managers or employees, in each case with respect to the Purchased Assets, is subject or a party to, or bound by or otherwise affected by, any judgment, order, decree, restraint or other directive of or stipulation with any court or other governmental authority or tribunal, or in violation of any other Legal Requirement, and the Seller has no knowledge of any reasonable basis for a claim that such a violation exists. The Seller is not aware of any proposed Legal Requirement that might affect any of the Purchased Assets.

5.5 Consents. Except for the FCC approval, any assignment documents required for transfer of the trademark registrations with the U.S. Patent and Trademark Office under the name "WQN" and as may be set forth on Schedule 5.5, no filing or registration with, notice to or authorization, consent or approval or other action (including, without limitation, the grant of any waiver) of any governmental entity or any other Person is required to be obtained by the Seller in connection with: (a) the sale to the Purchaser of the Purchased Assets; (b) the execution, delivery and performance of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby; and (c) following the Closing, the enjoyment and possession by the Purchaser of all of the rights and privileges with respect to the Purchased Assets and the Business.

5.6 Title to Purchased Assets. Except as set forth on Schedule 5.6 attached hereto, the Seller has good, valid and indefeasible title to or, in the case of licenses, valid and subsisting licenses in the Purchased Assets, in each case free and clear of any and all Liens.

5.7 Intellectual Property Matters. Set forth on Schedule 5.7 attached hereto is a list of the Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of the Intellectual Property Right; (ii) all licenses, sublicenses and other agreements relating in any manner to any Intellectual Property Right; and (iii) the filing and registration information with respect to each Intellectual Property Right that is registered with the United States Patent and

Trademark Office, the United States Copyright Office, any state or foreign jurisdiction or other governmental authority. Except as set forth on Schedule 5.7 attached hereto, there are no royalties, fees or other amounts payable by or to the Seller with respect to any of the Intellectual Property Rights. The Seller's prior use of the Intellectual Property Rights has not, and the Seller's present use of the Intellectual Property Rights does not, infringe or otherwise violate any rights (including, without limitation, rights of privacy) of any Person, and the Seller has not received a notice of a claim of infringement or knows of any reasonable basis for a claim that such an infringement or violation exists. The Seller has ownership of (free and clear of any and all Liens) or rights by license, lease or other agreement to use (free and clear of any and all Liens and without the payment of any fees or the incurrence of any royalties or other amounts) the Intellectual Property Rights that are necessary to permit the use of the Purchased Assets and to conduct the Business. The Seller is not a party in any pending action, suit or proceeding that involves a claim of infringement or any other claim related to any Intellectual Property Right or, to the best of the knowledge of the Seller, there is no threatened action, suit or proceeding that involves a claim of infringement or any other claim relating to any Intellectual Property Right. Upon the execution and recording, where applicable, of such instruments of assignment or conveyance as may be requested by the Purchaser, all Intellectual Property Rights will be fully vested in the Purchaser, free and clear of any and all Liens. Notwithstanding any of the provisions of this Agreement or any representation or warranty contained herein, the parties agree and acknowledge that the development of the Purchased Assets and the Business have been conducted by utilizing certain software and technology developer tools, kits and software development platforms ("Technology Development Tools") such that all Intellectual Property Rights which comprise any of the Purchased Assets shall at all times remain subject to the terms and conditions of such licenses which may include the requirement to renew such licenses and the payment of applicable license fees. Accordingly, the parties agree that the existence of any requirement to maintain the licenses to use any of these Technology Development Tools shall not be construed as a breach of any provision of this Agreement.

5.8 Material Agreements. Schedule 5.8 sets forth a list and a brief description of all material written and oral contracts or agreements relating to the Purchased Assets, and/or the Business including without limitation any: (i) contract or series of contracts resulting in a commitment or potential commitment for expenditure or other obligation or potential obligation, or which provides for the receipt or potential receipt, involving in excess of Five Thousand United States Dollars (US$5,000.00) in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount; (ii) agreement which restricts the Seller from engaging in any line of business or from competing with any other Person; (iii) any agreements, contracts, license or sublicense agreements, assignments, or understandings with respect to Intellectual Property owned or used by the Seller; or (iv) any other contract, agreement, instrument, arrangement or commitment that is material to the Purchased Assets or the Business (the "Material Agreements").

Each of the Material Agreements is in full force and effect and is the valid and legally binding obligation of the Seller and the other parties thereto, enforceable in accordance with its terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles and foreign laws. Except as expressly disclosed by Seller on Schedule 5.5, the Seller has not received notice of default by the Seller under any of the Material Agreements.

5.9 Related Parties. Neither the Seller nor any current or former equity owner, manager or officer of the Seller, or any of their family members (individually a "Related Party" and collectively the "Related Parties"), or any Affiliate of the Seller or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the Seller; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, without limitation, any of the intangible property) which is used with the Purchased Assets; or (c) to the best of the knowledge of the Seller, has any cause of action or other claim whatsoever against the Seller.

5.10 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller directly with the Purchaser and without the intervention of any other Person acting on behalf of the Seller and in such manner as not to give rise to any claim against the Purchaser or any of its Affiliates for any finder's fee, brokerage commission or like payment. The parties agree to indemnify each other for any such claims made by any third party to the extent either of the parties hereto may have consulted a broker or agreed to a commission payment with respect to the transactions contemplated by this Agreement to the extent any such broker relationship or commission payment obligation of either party is not disclosed herein.

5.11 Affiliated Party Transactions. Except as set forth on Schedule 5.11 and except for obligations arising under this Agreement, as of the Closing Date neither Seller nor any of its Affiliates, nor the stockholders of Seller or any of Seller's Affiliates will have, directly or indirectly, any obligation to or cause of action or claim against Seller, no assets owned by any third party, officer, director, employee or stockholder of Seller are used by Seller in the operation of the Business.

5.12 No Misstatements or Omissions. No representation or warranty by the Seller or any Affiliate of Seller contained in this Agreement and no statement contained in any certificate, list, schedule, exhibit or other instrument specified or referred to in this Agreement, whether previously furnished to the Purchaser or hereafter furnished to the Purchaser pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

5.13 No Fiduciary Relationship, Etc. Seller represents and warrants to and acknowledges and agrees with the Purchaser that: (a) its sole relationship with the Purchaser is that of arm's-length seller and purchaser, respectively; (b) no term or provision of this Agreement or any other Seller Document is intended, nor shall any such term or provision be deemed or construed, to (i) impose on the Purchaser or any of its directors, officers, employees, agents, representatives, stockholders and controlling parties or any of their successors and assigns (collectively, the "Representatives") any trust, fiduciary, franchise, agency, advisory or similar duty to or relationship with any other Person or any of its Representatives, or (ii) make the Seller or any of its Representatives a partner, joint venturer, employee, Affiliate, agent or other Representative of the Purchaser, and each such duty, relationship, status, benefit or right that would otherwise be imposed by applicable law with respect to this Agreement is hereby absolutely, irrevocably, unconditionally, expressly and forever waived by the Seller; and (c) no counsel to the Purchaser has in any way provided any tax or other legal counsel, analysis, advice

or assurance to, or has in any way otherwise represented, to the Seller or any of its Representatives, and no attorney-client relationship has existed or been created, and none shall be deemed or construed to exist, between any counsel to the Purchaser and the Seller (or any of its Representatives), in each case whether in connection with any Seller Document, any of the contemplated transactions or otherwise.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1 Organization; Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted.

6.2 Authority; Enforceability. The Purchaser has the power and authority to execute, deliver and perform this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by the Purchaser in connection herewith (collectively the "Purchaser Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Purchaser Documents by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser. This Agreement and each of the Purchaser Documents has been duly executed and delivered by the Purchaser and this Agreement and each of the Purchaser Documents constitutes (or when executed and delivered will constitute) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

6.3 No Conflict. Subject to the terms and conditions set forth in this Agreement concerning the application and required preapproval of the FCC, the authorization, execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the Purchaser's Articles of Incorporation or bylaws, (b) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any contract, instrument or other writing of any nature whatsoever to or by which the Purchaser is a party or is bound, or by which any of its properties or assets is subject; or (c) violate, conflict with or result in a breach of any Legal Requirement applicable to the Purchaser.

6.4 Litigation. Except as set forth on Schedule 6.4, there is no action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation pending or, to the best knowledge of the Purchaser, threatened against the Purchaser which relates to the transactions contemplated by this Agreement, nor does the Purchaser have knowledge of any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation, the result of which

could materially and adversely affect the Purchaser's ability to consummate the transactions contemplated hereby.

6.5 Consents. Except as set forth in Schedule 6.5 attached hereto, no filing or registration with, notice to, or authorization, consent or approval of, or other action (including, without limitation, the grant of any waiver) of any governmental entity or regulatory authority or any other Person is required to be obtained by the Purchaser in connection with: (i) the purchase from the Seller of the Purchased Assets and (ii) the execution, delivery and performance of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

6.6 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller and without the intervention of any other Person on behalf of the Purchaser, and in such a manner as not to give rise to any claim against the Seller for any finder's fee, brokerage commission or like payment. The parties agree to indemnify each other for any such claims made by any third party to the extent either of the parties hereto may have consulted a broker or agreed to a commission payment with respect to the transactions contemplated by this Agreement to the extent any such broker relationship or commission payment obligation of either party is not disclosed herein.

ARTICLE 7

COVENANTS

7.1 Further Assurances. Prior to and following the Closing, each of the parties shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by the other party to carry out the provisions hereof and the transactions contemplated hereby including, without limitation, vesting in the Purchaser good and indefeasible title to the Purchased Assets and the Business, free and clear of any and all Liens.

7.2 Notification of Defaults. The Seller shall promptly notify the Buyer of any circumstance, event or action by the Seller or otherwise: (a) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (b) the existence, occurrence, or taking of which would result in any of the representations and warranties of the Seller in this Agreement not being true and correct when made or at the Closing in any material respect and, with respect to this clause (b), use its best efforts to remedy the same.

7.3 Transfer and Retention of Records. After the Closing, the Seller, upon reasonable prior written notice from the Purchaser shall give Purchaser, and its representatives, employees, counsel and accountants, access, during normal business hours and at the principal place of business of the Seller, to the books and records relating to the Business, but solely with respect to periods prior to the Closing Date, and shall permit such persons to examine and copy such records to the extent reasonably requested in connection with the preparation of Tax and financial reporting matters, audits, legal proceedings, governmental filings and investigations and other business purposes; provided, however, that nothing herein shall obligate the Seller to (a)

take actions that would unreasonably disrupt the normal course of business of the Seller; (b) violate the terms of any contract to which the Seller is a party or to which the Seller is bound or by which any of the assets of the Seller is subject; (c) grant access to any of its proprietary, confidential or classified information (including, without limitation, any Confidential and Proprietary Information); or (d) waive any right to assert the attorney-client privilege or any other privilege with respect to any document.

7.4 Employee and Independent Contractor Matters. The Purchaser shall not be obligated to employ or engage to any employee or independent contractor of the Seller and the Purchaser shall not assume or be responsible in any way for the Seller's obligations, liabilities or responsibilities to its employees or independent contractors. The Purchaser shall not be deemed to be a successor employer with respect to the employment of any of the Seller's employees or with respect to any benefit plans maintained for the benefit of the Seller's employees. If any of the Seller's employees shall be deemed to have been terminated by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all liability for any severance and other similar benefits to any such Seller employee shall be the sole responsibility of the Seller.

7.5 Tax Matters. The Seller (a) shall cause to be prepared and duly and timely filed all Tax Returns with respect to the Purchased Assets for all periods on or prior to the Closing Date for personal property or other transfer similar Taxes (including, without limitation, any such Tax Returns required to be filed as a result of, or in connection with, the sale, assignment, conveyance and transfer of the Purchased Assets to the Purchaser or the transactions contemplated hereby) and (b) shall be solely responsible for the payment of such Taxes. Each of the Seller and the Purchaser shall cooperate (and shall cause their tax professionals to cooperate) with each other in connection with any Tax matter relating to the Purchased Assets or the transactions contemplated by this Agreement arising from periods on or before the Closing Date.

7.6 Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of the Purchaser and the Seller as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Seller its Affiliates from making any public announcement or filing pursuant to any federal or state securities laws or stock exchange rules. The parties agree and acknowledge that certain public announcements were made following the execution of a Letter of Intent by Purchaser and Seller relating to the transactions contemplated in this Agreement on or about March ___, 2012 which announcements shall not be considered a breach of this Section or of this Agreement.

7.7 Customers and Providers of Seller. As a primary and material inducement for the Purchaser to enter into this Agreement, the Seller by and for itself and on behalf of its Affiliates, represents, warrants, and certifies that the Purchaser (and any assignee/designee) may solicit and hereafter establish a business relationship with the Seller's former, current, or prospective customers and former, current, or prospective providers, retail, wholesale or otherwise, without any objections or restrictions whatsoever, of the Seller or its Affiliates, and that the Purchaser (and/or any assignee/designee) may utilize any and all information the Purchaser may have or secured about the Seller's business relationship with former, current, or prospective clients and former, current, or prospective providers from the Seller during the period

that the Purchaser was engaged in its due diligence review related to this Agreement, regardless of whether such information could have been viewed or classified as a trade secret or confidential business information of the Seller.

ARTICLE 8

CONFIDENTIALITY; NON-SOLICITATION AND NON-COMPETITION COVENANTS

8.1 Confidentiality; Non-Competition; Non-Solicitation. After the Closing Date, neither the Seller, nor any of its Affiliates shall, directly or indirectly, under any circumstance: (i) disclose to any other Person any Confidential or Proprietary Information (as such term is hereinafter defined), except as may be required by applicable law; (ii) act or fail to act so as to impair the confidential or proprietary nature of any such Confidential or Proprietary Information or the benefits thereof to the Purchaser; (iii) use any such Confidential or Proprietary Information in any manner, other than for the sole and exclusive benefit of the Purchaser and only after obtaining the Purchaser's prior written consent to such use; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any such Confidential or Proprietary Information or trade secret. After the Closing, all Confidential and Proprietary Information shall be and remain the sole and exclusive property of the Purchaser. For purposes hereof, the term "Confidential and Proprietary Information" shall mean any and all of the following (regardless of the medium in which maintained or stored): (a) confidential or proprietary information or material not in the public domain about or relating to any aspect of the Purchased Assets or any trade secrets relating to the Business or the Purchased Assets, including, without limitation, financial information and projections, research and development plans or projects; data and reports; formulas; product-testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; licenses; pricing, pricing strategy and cost data; or (b) any information, documentation or material not in the public domain, the knowledge of which gives or would likely give the Purchaser a substantial competitive advantage with respect to the Purchased Assets over any Person not possessing such information.

Neither the Seller, nor any of Seller's Affiliates shall (i) at any time during the five (5) year period following the Closing Date, directly or indirectly, use its knowledge of or relating to the Purchased Assets or the Business to engage or be interested (whether as owner, partner, member, lender, shareholder, consultant, employee, agent, supplier, distributor or otherwise) in any business, activity or enterprise which competes directly with the development or sale of the Purchased Assets which involve prepaid calling cards, prepaid long distance telecommunications services utilized by dialing in through an access number and either entering a PIN or ANI recognition technology for registered users (a "Competitive Business"); or (ii) directly or indirectly, induce or influence any customer, vendor, supplier, distributor, consultant or any other Person that had a business relationship with the Seller (and/or any Affiliate of Seller) at any time prior to the Closing to discontinue or reduce the extent of its relationship with the Purchaser or to terminate said relationship. For purposes of this Agreement, the Seller, or any of Seller's Affiliates shall not be deemed to be directly or indirectly interested in a Competitive Business if their interest, individually or in the aggregate with each other, is limited solely to the ownership of not more than two percent (2%) in the aggregate of the securities of

any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on NASDAQ or the OTC Bulletin Board.

At any time during the five (5) year period following the Closing Date, the Seller and the Affiliates of Seller shall not, and shall not permit any of their employees, agents or others then under their direct control to, directly or indirectly, on behalf of the Seller, or any of Seller's Affiliates, or any other Person, accept business from, or solicit customers or suppliers of the Busness in any manner that competes with Purchaser's (or its assignee's) operation of the Business or the Purchased Assets.

Neither the Seller, nor any of Seller's Affiliates shall at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Purchaser or the Seller (with respect to the Purchased Assets), in connection with any product or service, whether or not such use would be in a Competitive Business.

Neither the Seller, nor any of Seller's Affiliate shall at any time during the five (5) year period following the Closing Date, directly or indirectly, employ or solicit to employ or engage for any other Person, any employee, contractor or consultant of the Purchaser (or its assignee) who is or was assigned to work on the Business or with the Purchased Assets, or solicit any such individual to leave such individual's employment or join the employ of another, then or at a later time.

8.2 Remedies. The Seller acknowledges on behalf of itself and its Affiliates, that because the breach or attempted or threatened breach of any of the provisions of Section 8.1 will result in immediate and irreparable injury to the Purchaser for which the Purchaser will not have an adequate remedy at law and for which monetary damages are not readily calculable, the Purchaser shall be entitled to obtain injunctive or other equitable relief restraining and prohibiting such breach or threatened breach, including, without limitation, a temporary and permanent injunction, enjoining any such breach or attempted or threatened breach (without being required to post a bond or other security or to show any actual damages). The right to an injunction and other equitable relief shall be in addition to, and cumulative with, all other rights and remedies available to the Purchaser at law, in equity or otherwise.

8.3 Enforceability. The Seller acknowledges that, without the provisions of this Article 8 hereof, the Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby. Accordingly, the Seller shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that such provisions shall be enforced to the fullest extent permitted by law. Without limiting the generality of the foregoing, if any provision of this Article 8 hereof shall be held by any court of competent jurisdiction or another competent authority to be illegal, invalid or unenforceable, such provision shall be reformed so that it will be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other document or instrument executed or delivered in connection herewith shall survive the Closing, notwithstanding any examination or investigation made by or for any party.

9.2 Indemnification by the Seller. The Seller shall indemnify and hold harmless the Purchaser and its Affiliates, and each of their respective directors, officers, employees, agents, representatives, stockholders and controlling parties and all of their successors and assigns (each a "Purchaser Indemnified Person") from, and defend each of them from and against, and will pay each Purchaser Indemnified Person for any and all demands, claims, actions, liabilities, obligations, losses, damages, costs, penalties, expenses (including, without limitation, interest, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professionals and experts), whether or not involving a Third Party Claim and without regard to any potential Tax benefit that may be obtained as a result thereof (collectively, "Losses") asserted against, imposed upon or incurred by any such Purchaser Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

(a) any material inaccuracy or material breach of any representation or warranty of the Seller and/or Seller's Affiliate contained herein or in any Seller Document;

(b) any material breach of any material agreement, covenant or obligation of the Seller and/or any of Seller's Affiliates contained herein or in any Seller Document;

(c) any liability, obligation or responsibility of the Seller or which in any way relates to the Purchased Assets (including, without limitation, any liability for indebtedness, lease obligations, or Taxes or withholdings) arising prior to the Closing Date directly related to the transactions contemplated by this Agreement;

(d) any and all claims, actions, suits or any administrative, arbitration, governmental or other proceedings or investigations against any Purchaser Indemnified Person or in which any Purchaser Indemnified Person becomes involved that relate to the Seller in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action prior to the Closing Date of the Seller or any manager, officer, employee, agent, representative or subcontractor of the Seller, including, without limitation, any claim, action, suit or proceeding or investigation set forth on Schedules 4.4(a), 4.4(b), or 4.5 to this Agreement; and

(e) any willful and wrongful acts of the Seller or any of Seller's Affiliates following the Closing with respect to the Purchased Assets or the Business.

9.3 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller, Seller's Affiliate, and Seller's other Affiliates, and each of its directors,

officers, employees, contractors, agents, representatives, and controlling parties and all of their successors and assigns (each a "Seller Indemnified Person"), from and defend each of them from and against and will pay each Seller Indemnified Person for any and all Losses asserted against, imposed upon or incurred by any such Seller Indemnified Person, directly or indirectly, resulting from or arising out of or in connection with or relating to any of the following:

(a) any material inaccuracy or material breach of any representation or warranty of the Purchaser contained herein or in any other Purchaser Document; or

(b) any material breach of any material agreement, covenant or obligation of the Purchaser contained herein or in any other Purchaser Document.

9.4 Indemnification Procedures - Third-Party Claims. The rights and obligations of a party claiming a right to indemnification under this Article 9 (each an "Indemnitee") from another party (each an "Indemnitor") in any way relating to a Third Party Claim shall be governed by the following procedures of this Section 9.4:

The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any action, suit or proceeding, or any written threat thereof, or any state of facts which the Indemnitee reasonably determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Article 9, which notice shall set forth the nature and basis of the claim and the amount thereof (or a reasonable estimate of such amount), to the extent known and any other reasonably relevant information in the possession of the Indemnitee (a "Notice of Claim"). No failure to give a Notice of Claim shall affect the indemnification obligations of an Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor's ability to successfully defend the matter giving rise to the indemnification claim.

In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days after the Indemnitor's receipt of the Notice of Claim, that the Indemnitor is undertaking and will prosecute the defense of the claim under the indemnity agreements contained in this Article 8 and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is the obligation of the Indemnitor, with respect to which the Indemnitor is obligated to indemnify and hold harmless the Indemnitee hereunder and that the Indemnitor will be able to pay the full amount of liability, including all attorneys' fees, costs and other expenses, in connection with such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal which legal counsel for the Indemnitee shall reasonably deem appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such thirty (30) day period. If the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee within such time period, or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume control of the defense (with legal counsel chosen by the Indemnitee) and defend, settle or dispose of the claim, at the sole cost and expense of the

Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own legal counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such legal counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such legal counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor or (B) the Indemnitee shall have reasonably concluded, based upon a written opinion of legal counsel to the Indemnitee, a copy of which shall be furnished to the Indemnitor, that there may be defenses available to the Indemnitee which are different from or additional to those available to the Indemnitor (if the Indemnitor is also a party or potential party to the claim).

The Indemnitee or the Indemnitor, as the case may be, depending upon who is controlling the defense of the action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not the other is represented by legal counsel. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.4(a)(ii) hereof, the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, without limitation, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive to, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee reasonably believes should be given confidential treatment or is subject to a privilege.

The Indemnitor shall not settle any claim, action, suit or proceeding which the Indemnitor has undertaken to defend, in accordance with the procedures set forth in this Article 8, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation on the part of the Indemnitee to contribute to any payment made to settlement of the claim, action, suit or proceeding, the Indemnitee receives a general and unconditional release with respect to the claim (which shall be in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of violation of any Legal Requirement by, or effect on any other claims that may be made against the Indemnitee and the relief granted in connection therewith requires no action on the part of, and has no effect on, the Indemnitee or its business or reputation. If the Indemnitee is controlling the defense of the claim, action, suit or proceeding, the Indemnitee shall not settle the claim, action, suit, or proceeding without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

Any claim made by a Purchaser Indemnified Person or a Seller Indemnified Person that may be made under more than one subsection under Section 9.2 or 9.3, as applicable, may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

9.5 Procedure for Indemnification - Direct Indemnification Claims. A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by notice directly by the Indemnitee to the Indemnitor.

ARTICLE 10

MISCELLANEOUS

10.1 Expenses. Except as otherwise agreed to by the parties, each party shall pay its own costs and expenses incurred in connection with or incidental to the preparation and negotiations of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, attorneys' fees and expenses).

10.2 Sales and Transfer Taxes. All sales and transfer taxes payable in connection with the transactions contemplated in this Agreement shall be payable by The Seller.

10.3 Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties.

10.4 Entire Agreement. Except for any agreement of the parties with respect to the expenses set forth in Section 10.1, this Agreement, including the schedules and exhibits hereto, and the instruments and other documents delivered pursuant to this Agreement, the Seller Documents and the Purchaser Documents contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein. No representations or warranties have been made by the Seller, or relied upon by the Purchaser, with respect to the subject matter hereof other than those contained herein, or in the Seller Documents. Except as noted in this Section with respect to any agreement between the parties concerning the expenses set forth in Section 10.1, no representations and warranties have been made by the Purchaser, or relied upon by the Seller, with respect to the subject matter hereof other than those contained herein or in the Purchaser Documents.

10.5 Waiver. Any waiver by the Purchaser, on the one hand, and the Seller, on the other hand, of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 10.5. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

10.6 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the

personal delivery service), (b) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day after such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent before 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's fax machine). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Seller:

DataJack, Inc.
14911 Quorum Dr. Ste. 140
Dallas TX 75254

with a copy to:

____
____
____

If to the Purchaser:

Business Telecommunications Services, Inc.
2620 S.W. 27th Avenue
Miami, Florida 33133
Facsimile: 305-358-5848

with a copy to:

Legal Department
2620 S.W. 27th Avenue
Miami, Florida 33133
Facsimile: 305-358-5848
Email: legal@bts-usa.com

or to such other address as any party may specify by notice given to the other party in accordance with this Section 10.5.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives

the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida, County of Miami-Dade, and the Federal District Court for the Southern District of Florida with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 10.5.

10.8 Severability. Without limiting anything set forth in Section 10.4 hereof, the parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

10.9 Binding Effect; Assignment. Except as set forth herein, this Agreement and the rights and obligations hereunder may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Purchaser may, freely and at any time, with or without cost, upon notice to Seller, assign all or part of its obligations arising from the present Agreement to any of its Affiliates or subsidiaries; and if so assigned the term "Purchaser" herein shall refer to such assignee, as applicable.

10.10 Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

10.11 Third Parties. Except as expressly permitted by Section 10.9 hereof, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and the Indemnified Persons, any rights, privileges or remedies under or by reason of this Agreement.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by each of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLER:

DATAJACK, INC.

By: ______________________
Name: Stuart Ehrlich
Title: Chief Executive Officer

WQN, INC.

By: ______________________
Name: ______________________
Title: ______________________

PURCHASER:

BUSINESS TELECOMMUNICATIONS SERVICES, INC.

By: ______________________
Name: Andres Proano
Title: Executive Vice President & CFO

APPENDIX I

"Affiliate" of any Person (as such term is hereinafter defined) means any stockholder, member, Person or entity controlling, controlled by or under common control with such Person, or any director, officer, manager or key employee or independent contractor of such Person or any of the respective immediate family members of such Person. For purposes of this definition, the term "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings that correspond to the foregoing.

"Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions in the State Florida are authorized or obligated by law or executive order to close.

"Code" means the Internal Revenue Code of 1986, as amended.

"Customer" means any and all current or past customers of the Prepaid Services and/or WQN.

"Effective Date" means the date on which the FCC approves the transactions contemplated by this Agreement and/or a date agreed to by the parties within a reasonable time following such FCC approval as needed to adequately prepare for the migration of Customers, Customer data and other Purchased Assets.

"FCC" means the Federal Communications Commission.

"FTC" means the Federal Trade Commission.

"Intangibles" means the Intellectual Property Rights, including, without limitation, all trade secrets, designs and methodologies, research and development, inventions (whether or not patentable) and other proprietary information directly relating to the development of the Purchased Assets and the Business.

"Intellectual Property Rights" means all United States of America and foreign: patents, copyrights, trademarks, trade names, service marks, brand names, business and product names, uniform resource locators ("URLs"), internet domain names, internet websites and the electronic files, content and layout related thereto, all logos, design and representation or expressions of any of the foregoing, all registrations or applications for registration of any of the foregoing, source codes, object codes, computer programs (including any and all software implementation of algorithms, models and methodologies), and computer software in any form or medium, in each case that are owned by the Seller and/or were, are or may be used in connection with the Business or held for use or being developed by the Seller for use in connection with the Business, and all trade secrets, industrial or manufacturing models, tools, methods and processes, research and development, inventions (whether or not patentable); know-how, manufacturing, engineering and other drawings and blueprints, technology, information systems (IS), information technology (IT), technical information, engineering data, design and engineering specifications, and other proprietary processes and information owned by the Seller

and which is used with or for the Purchased Assets and the Business.

"Knowledge," "known," "best knowledge" and language of similar import shall mean those matters of which the applicable Person is "aware" and shall include all matters actually known by such Person, and which, in the case of Seller, Seller's Affiliate or Purchaser shall include any of their respective its directors, officers and key employees.

"Legal Requirement" of a Person means any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court, arbitration panel or other tribunal resolution or any governmental entity, or any other requirement, permit, registration or license applicable to such Person.

"Liens" means any liens, charges, encumbrances, options, rights of first refusal, security interests, claims, mortgages, pledges, charges, obligations or any other encumbrances or third party rights or equitable interests of any nature whatsoever, except for any such liens or encumbrances which would result from the non-payment or failure to perform under any Material Agreement assumed by Purchaser. Before Purchaser may claim a breach or violation of any of the terms of this Agreement, Seller shall have ten (10) business days following the receipt of written notice from Purchaser that any undisclosed and/or undiscovered lien or encumbrance exists on any of the Purchased Assets or the Business to remedy any actual or imminently expected lien or encumbrance placed on the Purchased Assets or the Business.

"Material Adverse Effect" shall mean a material adverse effect on the R&C Assets or the Purchased Assets such that the value of such assets is substantially reduced as established by quantifiable evidence. No event shall be deemed a Material Adverse Effect unless and until Seller shall have received notice from the Purchaser and shall have had the opportunity to cure any claimed Material Adverse Effect occurring after the execution of this Agreement but before Closing. At the option of Seller the Closing may be postponed for thirty (30) days or any shorter period as Seller deems appropriate to take such curative actions.

"Person" means any natural individual, corporation, partnership, joint venture, trust, limited liability company, association, organization, firm or other entity.

"Tax" or "Taxes" means any and all taxes, charges, fees, levies, deficiencies or other assessments of any nature whatsoever, including, without limitation, any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, net worth, franchise, recording, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, value added, occupancy, registration, customs, recording, gains, alternative or add-on minimum, estimated or other taxes, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including any interest, penalties or additions to tax in respect of any of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of any of the foregoing (including, without limitation, as a transferee (pursuant to Section 6901 of the Code or otherwise), as a result of Treasury Regulation §1.1502-6 or similar provision of applicable law, or as a result of a tax sharing or similar agreement, arrangement or

understanding).

"Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund or credit, document, or other information or filing (including any schedule or exhibit thereto) that is filed or required to be supplied to any governmental entity or regulatory authority in respect of or relating to any Tax, and any amendment thereof, whether on a consolidated, combined, unitary or separate basis.

"Third Party Claim" means a claim or demand made by any Person who is not a party to this Agreement including, without limitation, any corporation, governmental entity or other third party against an Indemnitee.

SCHEDULES

Schedule 1.1 (a) – Details of Certain Assets

Schedule 3.1 - Locations of Purchased Assets

Schedule 5.4(a) - Seller Litigation; Compliance with Laws

Schedule 5.4(b) – Judgments

Schedule 5.5 – Seller Consents

Schedule 5.6 – Exceptions to Title; Liens and Encumbrances

Schedule 5.7 – Intellectual Property

Schedule 5.8 – Material Agreements

Schedule 5.11 – Affiliated Party Transactions

Schedule 6.4 – Purchaser Litigation

Schedule 6.5 – Purchaser Consents

TABLE OF EXHIBITS

Exhibit A - Bill of Sale, Assignment and Assumption Agreement

Exhibit 2.5 (a) - Access Numbers